Exhibit 99.1
                                                                  ------------




MEREDITH CORPORATION REPORTS
FISCAL 2001 SECOND QUARTER RESULTS


DES MOINES, Iowa - (January 31, 2001) - Meredith Corporation (NYSE: MDP) today reported earnings for the fiscal year 2001 second quarter ended December 31, 2000, of $24.0 million, or 47 cents per share, in line with the First Call consensus estimate. This compares to $25.5 million, or 48 cents per share, in the second quarter of fiscal 2000.

For the first half of fiscal 2001, Meredith earnings were $40.5 million, or 79 cents per share. This compares to net earnings of $43.5 million, or 82 cents per share, in the first half of fiscal 2000.

Revenues for the second quarter of fiscal 2001 were $260.9 million, versus comparable revenues of $256.3 million for the prior year quarter. The fiscal 2000 revenues are adjusted for discontinued magazine titles. Reported revenues for the second quarter of fiscal 2000 were $266.1 million.

For the first half of fiscal 2001, Meredith revenues were $510.9 million, versus comparable revenues of $508.6 million for the first half of the previous year. For the first half of fiscal 2000 reported revenues were $526.5 million.

During the second quarter, Publishing results were affected by softness in advertising demand, higher paper prices and Interactive Media investments, said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. While overall Broadcasting revenues increased 3 percent due in part to $10.8 million in political advertising, operating profits were slightly lower because of continued spending in enhancing news and sales. "Looking ahead to our third quarter and the rest of the 2001 fiscal year, we are facing a weakening and volatile advertising market," Kerr said. "This will impact earnings for the third quarter and the full fiscal year."

Assuming current advertising trends continue through the rest of the fiscal year, Meredith's full-year earnings could be approximately 5 to 10 percent below the previous year's earnings per share of $1.71, excluding non-recurring items. Because of the timing of interactive and circulation investments, the earnings impact is expected to be greater in the third quarter of fiscal 2001 than in the fourth.

Kerr said Meredith has already taken several steps to spur revenue growth and reduce costs to offset the slowdown in advertising. He noted that Meredith's total operating costs were 2 percent lower for the first half of the fiscal year compared to the prior year.

"While we are facing a difficult environment, we will continue to enhance our core franchises and will work to build shareholder value," Kerr said. "We have many strengths which provide the foundation for our continued success, including our great franchise of well-established brands, growth in non-advertising revenues, a group of television stations in some of the country's fastest growing markets, and a strong balance sheet."

OPERATING RESULTS

PUBLISHING
----------
Second quarter Publishing operating profit was $29.7 million, compared to $33.1 million for the prior-year quarter. Publishing revenues were $182.3 million, versus comparable revenues of $180.2 million in the second quarter of fiscal 2000. Reported prior-year second quarter publishing revenues were $190.0 million.

For the first half of fiscal 2001, publishing operating profit was $58.1 million, compared to $61.5 million for the prior-year period. Publishing revenues for the first half of 2001 were $367.1 million, versus comparable revenues of $365.7 million for the prior-year period. Reported revenues for the first half of fiscal 2000 were $383.7 million.

Publishing revenues were impacted by a continued reduction in advertising spending by packaged-goods manufacturers, along with a slowdown in advertising by automobile makers and direct-response companies. In addition, there was a significant decline in dot-com advertising.

"In the second quarter, the advertising softness primarily affected our larger magazines, Better Homes and Gardens and Ladies' Home Journal," Kerr said. "Nonetheless, Better Homes and Gardens maintained its clear advertising revenue leadership position in the Women's Service field for both the quarter and calendar year 2000. Additionally, we continued to see growth in our mid-sized titles, including Traditional Home, Country Home and Midwest Living. However, our mid-sized publications are beginning to feel the effects of a slower advertising climate in the third quarter."

Interactive Media

Although included in the Publishing segment, Meredith reports results for its Interactive Media operations because of the company's ongoing expansion and acceleration of Internet-related efforts.

Fiscal 2001 second quarter Interactive Media revenues were $1.5 million versus $755,000 in the prior-year quarter. Interactive Media operating losses were $1.9 million, versus $1.1 million in fiscal 2000. For the first half of fiscal year 2001, Interactive revenues were $2.6 million versus $1.1 million for the first half of fiscal 2000. Operating losses were $3.8 million for the first half of the fiscal year, compared to $2.5 million for the first half of fiscal 2000.

During the first six months of fiscal 2001, the company generated more subscriptions online than it did in all of 2000. Kerr said obtaining magazine subscriptions on the Internet is a priority for Meredith because of the potential for significant savings in the cost of subscription acquisitions. The company also reported strong gains in Internet page views, in unique visitors and in the number of registrations on its Web sites.

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2001 second quarter was $21.5 million, versus $21.8 million recorded in the prior-year second quarter. Second quarter Broadcasting Group revenues were $78.6 million, compared to $76.2 million in fiscal 2000.
                                     - 2 -

For the first half of fiscal 2001, Broadcasting operating profit was $31.6 million, compared to $35.3 million for the prior-year period. Broadcasting revenues for the first half of 2001 were $143.8 million, compared to $142.8 million for the prior-year period.

"In Broadcasting, advertising revenues were higher, in part, because of significant political advertising at our stations in Kansas City, Flint/Saginaw and Hartford," Kerr said. "However, there was an industry-wide slowdown in demand for television advertising following the election, with softness in automobiles, retail, and telecommunications."

OTHER
-----
Meredith repurchased approximately 230,000 shares of stock in the second quarter in conjunction with the company's ongoing share repurchase program, comparable to the prior-year second quarter. In the first half of fiscal 2001, the company repurchased approximately 677,000 shares, compared to 405,000 shares in the first half of fiscal 2000. As announced earlier this week, the Meredith Board of Directors authorized the company to purchase an additional 2 million shares, putting the current authorization at approximately 3 million shares.



ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes more than 20 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Chief Financial Officer Suku Radia, Publishing Group President Steve Lacy and Controller Tom Ferree will discuss second-quarter results and respond to questions. A live Webcast of the call and a copy of the text will be accessible to the public on the company's web site, www.meredith.com. The Webcast will remain there until the company releases third-quarter earnings on April 30, 2001.

MEREDITH CORPORATION
FISCAL 2001 SECOND QUARTER
EARNINGS PER SHARE AT A GLANCE

(Note: All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share before nonrecurring items and discontinued operations.


               1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.    Fiscal Year
               --------   --------   --------   --------    -----------
       F1996     .17        .22        .24        .28           .91
       F1997     .22        .31        .33        .36          1.22
       F1998     .27        .40        .37        .42          1.46
       F1999     .32        .47        .41        .44          1.64
       F2000     .34        .48        .47        .42          1.71
       F2001     .32        .47

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months           Six Months
                                      Ended December 31     Ended December 31
                                     -------------------   -------------------
                                        2000      1999        2000      1999
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $153,169   $157,882   $302,194   $314,653
  Circulation                          63,336     68,530    127,850    137,817
  All other                            44,383     39,717     80,866     74,063
                                     --------   --------   --------   --------
Total revenues                        260,888    266,129    510,910    526,533
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit   107,576    108,361    218,121    216,358
  Selling, general & administrative    93,109     93,083    184,569    193,830
  Depreciation and amortization        12,785     13,078     25,624     26,021
                                     --------   --------   --------   --------
Total operating costs and expenses    213,470    214,522    428,314    436,209
                                     --------   --------   --------   --------
Income from operations                 47,418     51,607     82,596     90,324

  Interest income                         269        147        478        437
  Interest expense                     (8,469)    (9,181)   (16,989)   (18,049)
                                     --------   --------   --------   --------
Earnings before income taxes           39,218     42,573     66,085     72,712

  Income taxes                         15,177     17,114     25,575     29,230
                                     --------   --------   --------   --------
Net earnings                         $ 24,041   $ 25,459   $ 40,510   $ 43,482
                                     ========   ========   ========   ========

Basic earnings per share             $   0.48   $   0.49   $   0.81   $   0.84
                                     ========   ========   ========   ========
Basic average shares outstanding       50,019     51,596     50,146     51,684
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.47   $   0.48   $   0.79   $   0.82
                                     ========   ========   ========   ========
Diluted average shares outstanding     51,275     53,303     51,398     53,338
                                     ========   ========   ========   ========

Dividends paid per share             $  0.080   $  0.075   $  0.160   $  0.150
                                     ========   ========   ========   ========

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                        Three Months           Six Months
                                      Ended December 31     Ended December 31
                                     -------------------   -------------------
                                        2000       1999      2000       1999
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $182,259   $189,970   $367,144   $383,684
  Broadcasting                         78,629     76,159    143,766    142,849
                                     --------   --------   --------   --------
  Total revenues                     $260,888   $266,129   $510,910   $526,533
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 29,666   $ 33,144   $ 58,076   $ 61,542
  Broadcasting                         21,453     21,767     31,596     35,312
  Unallocated corporate expense        (3,701)    (3,304)    (7,076)    (6,530)
                                     --------   --------   --------   --------
  Segment operating profit           $ 47,418   $ 51,607   $ 82,596   $ 90,324

  Interest income                         269        147        478        437
  Interest expense                     (8,469)    (9,181)   (16,989)   (18,049)
                                     --------   --------   --------   --------
  Earnings before income taxes         39,218     42,573     66,085     72,712

  Income taxes                         15,177     17,114     25,575     29,230
                                     --------   --------   --------   --------
  Net earnings                       $ 24,041   $ 25,459   $ 40,510   $ 43,482
                                     ========   ========   ========   ========

Depreciation & Amortization
  Publishing                         $  2,223   $  2,879   $  4,432   $  5,749
  Broadcasting                          9,903      9,663     19,851     19,184
  Unallocated corporate                   659        536      1,341      1,088
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 12,785   $ 13,078   $ 25,624   $ 26,021
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 31,889   $ 36,023   $ 62,508   $ 67,291
  Broadcasting                         31,356     31,430     51,447     54,496
  Unallocated corporate                (3,042)    (2,768)    (5,735)    (5,442)
                                     --------   --------   --------   --------
Total EBITDA                         $ 60,203   $ 64,685   $108,220   $116,345
                                     ========   ========   ========   ========







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